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                                                                   Exhibit 99.1

                        SECURITIES & EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                    Form 8-K

               Current Report Pursuant to Section 13 or 15(d) of
                           The Securities Act of 1934


        Date of Report (Date of earliest event reported): June 1, 1996
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                          Jack Carl/312-Futures, Inc.
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             (Exact name of registrant as specified in its charter)

         Delaware                   0-15187                    36-3399452
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(State or other jurisdiction      (Commission                 (IRS Employer
 of incorporation)                File Number)             Identification No.)

                200 West Adams Street, Chicago, Illinois 60606
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                    (Address of principal executive offices)

Registrant's telephone number, including area code:  312-407-5700
                                                   -----------------------------



                                Not Applicable
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         (Former name or former address, if changed since last report)



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Item 2.  Acquisition or Disposition of Assets
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     (a) On June 1, 1996, the Registrant's principal wholly-owned subsidiary,
Index Futures Group, Inc. ("Index") executed an Asset Purchase and Sale Agreement ("Agreement") with E.D.& F. Man International, Inc. ("MINC"), a unit of E.D.& F. Man Group plc. Under the Agreement, Index has agreed to sell, transfer and assign to MINC its business consisting of substantially all of the futures and futures options brokerage accounts maintained by Index, together with all positions, securities and other assets held in or for such accounts and other agreed physical assets used in the conduct of the business as well as any new business generated by former employees of Index who are employed by MINC as part of the transaction ("Business"). The closing of the transaction is presently set by the parties to be effective July 1, 1996, twenty calendar days following the date the Registrant's definitive Information Statement describing the transaction was first sent or given to the Registrant's shareholders.

     The purchase price ("Price") payable by MINC in connection with the transaction is based on a percentage of the Net Income (as defined) from the Business during the 66 month period following the sale. Generally, Net Income from the Business means an amount equal to the futures and futures options brokerage commissions, fees and other income derived, and the net interest income derived, from the Business, less (i) direct costs, (ii) transaction specific production expenses and overheads allocable to the Business, and (iii) an operational general and administrative charge as defined. Based on historic levels of revenues as well as estimates of reductions in Index's and the Registrant's expenses as a result of this transaction, the parties estimate that the total Price over time will be between $10,000,000 and $20,000,000, but there can be no assurance that the aggregate Price will be in that range.

     The Price was negotiated at arms-length between the parties. Neither the parties nor any of their respective affiliates are or have been in any material relationship with one another. Effective as of the closing of the transaction, Burton J. Meyer, President and a director of the Registrant will resign his



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positions at the Registrant and its subsidiaries.  Mr. Meyer has entered into an
Employment Agreement with MINC under which he will be an Executive Vice
President of MINC, the President of the Jack Carl Futures Discount Brokerage Division of MINC and will have responsibility over the Business being transferred.

     Inasmuch as substantially all of the business operations of the Registrant are conducted by and through Index, the Registrant determined that the proposed sale and transfer of Index's customer business requires the affirmative vote of a majority of the Registrant's stockholders. In accordance with the requirements of the Delaware General Corporation Law, as amended, such action may be taken by consent, in lieu of a meeting, of a sufficient number of shares necessary to take the action (in this case, a majority). Mr. Lee S. Casty, the beneficial owner of 48.07% of the outstanding common stock of the Registrant (and who acted as a finder for the Registrant for, and who will execute a non-competition agreement with MINC as part of, this transaction) and four others, including Mr. Meyer, President of the Registrant, beneficially owning an aggregate of 9.75% of the outstanding shares of common stock have advised that they intend to consent in writing to the transaction, in accordance with the requirements of the Delaware General Corporation Law. Accordingly, the Registrant need not and did not solicit votes or consents from the other shareholders. However, the Registrant has provided its stockholders with a definitive Information Statement describing the transaction in accordance with Regulation 14C of the Commission's Rules and Regulations. Said definitive Information Statement, heretofore electronically filed with the Commission, together with the exhibits thereto, by this reference is incorporated in this Form 8-K.



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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits
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     (c)  Exhibits

     (20) (i) Notice and definitive Information Statement dated June 11, 1996 of the Registrant and Exhibits thereto heretofore electronically filed with the Commission are hereby incorporated by reference, in accordance with Rule 12b-32.

          (ii) Press Release dated June 3, 1996.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                JACK CARL/312-FUTURES, INC.
                              --------------------------------
                                    (Registrant)


Date: June 12, 1996           By:
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                                    Burton J. Meyer
                                    President



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